EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563, (630) 954-0400

FOR IMMEDIATE RELEASE:	June 12, 2014

COMPANY:	General Employment Enterprises, Inc.

General Employment Enterprises, Inc. Continues NYSE MKT Listing, Granted Extension of Impairment Plan Period by Regulators until December 2014

NAPERVILLE, IL, June 12, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) is pleased to announce that the NYSE MKT, LLC (the "NYSE MKT") has granted the Company an extension of its Impairment Plan Period from June 6, 2014 to December 6, 2014 (“the Revised Impairment Plan Period”) related to its non-compliance with continued listing standards as set forth in the NYSE MKT Company Guide.

Specifically, the Company is not in compliance with Sections 1003(a)(ii) and 1003(a)(iv) of the NYSE MKT's Company Guide: Stockholders equity is less than $4 million and the Company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; and, in the opinion of the NYSE MKT, it is questionable as to whether the Company will be able to continue operations and/or meet its obligations as they mature based on its current overall financial condition.

General Employment’s plan of compliance detailing actions which it had to take to regain compliance with stated listing requirements (the “Impairment Plan”) was initially accepted by the Exchange on August 27, 2013, granting the Company until October 7, 2013 (the “Impairment Plan Period”) to regain compliance. By the letters dated October 29, 2013, March 13, 2014 and April 14, 2014, the NYSE MKT granted the Company an extension of the Impairment Plan Period until February 21, 2014, March 31, 2014, and June 6, 2014, respectively. Based on a review of information provided by the Company, the Exchange then granted General Employment an extension from June 6, 2014 to December 6, 2014. The targeted completion date to improve the overall financial condition and comply with 1003(a)(iv) and, additionally, to increase the equity to a minimum of $4 million and comply with 1003(a)(ii) is now December 6, 2014.

The Company's common stock continues to trade on the NYSE MKT stock exchange under the symbol "JOB," but will become subject to the trading symbol extension ".LF" to denote non-compliance with the NYSE MKT's continued listing standards.

Commenting on the Company's status, Andrew J. Norstrud, Chief Executive Officer, stated, "The foundation of General Employment Enterprises, Inc. is still being improved upon in terms of infrastructure and operations. Recent measures have included vital additions to our management team, the creation and appointment of key members to our Board of Directors and advisory team, as well as pursuit of financing necessary to execute on our organic and inorganic growth initiatives which we believe will catapult the Company to the next level. We are grateful to the NYSE for providing the time necessary to regain our compliance with their financial and equity position standards, and are hopeful of our ability to regain it this year.”

More information on this release can be found on file with the Securities & Exchange Commission at www.sec.gov.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (813) 769-3580
Fax: (630) 954-0595
E-mail: andrew.norstrud@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.